Exhibit 10.17

March 2, 2005

Advanced Analogic Technologies, Incorporated

830 E. Arques Avenue

Sunnyvale, CA 94085

Attn:	Richard K. Williams
Chief Executive Officer

Re:	Board Designee

Dear Richard:

Vision 2000 Venture Ltd. (“Vision”) is a party to that certain Amended and Restated Voting Agreement dated as of October 27, 2003 (“the “Agreement”) by and between Advanced Analogic Technologies, Incorporated (the “Company”) and certain of its shareholders to determine the appointment and election of the members of the Company’s Board of Directors.

Pursuant to the Agreement, the holders of Series B Preferred Stock are entitled to elect one (1) member of the Company’s Board of Directors (the “Series B Director”), and the holders of Preferred Stock agreed to vote all shares of the Company’s Voting securities held by them for a designee (the “Series B Designee”) to be appointed by Vision. As you know, Vision appointed John Seto to the Company’s Board of Directors, and he resigned from this position on March 2, 2005.

We write this letter to inform the Company that Vision has no intention of appointing a new Series B Designee and hereby waives its right pursuant to the Agreement to appoint a Series B Designee to replace John Seto until at least September 30, 2005.

Sincerely,

Vision 2000 Venture Ltd.

/s/ John Seto
John Seto
Director